As filed with the Securities and Exchange Commission on October 26, 2004.

Registration No. 333-66592

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AT&T WIRELESS SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	4812	91-1379052
(State of other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

7277 164th Avenue NE, Building 1
Redmond, Washington 98052
(425) 580-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory P. Landis
Executive Vice President and General Counsel
AT&T Wireless Services, Inc.
7277 164th Avenue NE, Building 1
Redmond, Washington 98052
(425) 580-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Eric DeJong
Perkins Coie LLP
1201 Third Avenue, 48th Floor
Seattle, Washington 98101
(206) 359-8000

DEREGISTRATION OF SECURITIES

     On August 2, 2001, AT&T Wireless Services, Inc. (the “Company”) filed a registration statement on Form S-4 (File No. 333-66592) (the Registration Statement”) which registered 25,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), for issuance from time to time. The Registration Statement was declared effective by the Securities and Exchange Commission on August 21, 2001. No shares of Common Stock were issued under the Registration Statement.

     The Company, Cingular Wireless Corporation, Cingular Wireless LLC (“Cingular”), Links I Corporation, SBC Communications Inc, and BellSouth Corporation entered into an Agreement and Plan of Merger dated as of February 17, 2004 (the “Merger Agreement”), pursuant to which, among other things, Links I Corporation, a wholly owned subsidiary of Cingular, would be merged with and into the Company, the Company would become a wholly owned subsidiary of Cingular and all outstanding shares of the Company’s Common Stock (and associated Rights to Purchase Preferred Stock) would be converted into the right to receive $15.00 in cash and each share of the Company’s Series C Preferred Stock and Series E Preferred Stock would be converted in the right to receive an amount of cash equal to its then applicable liquidation preference (these actions are collectively referred to as the “Merger”).

     On May 19, 2004, the Company held a special meeting of stockholders at which the stockholders approved and adopted the Merger Agreement and the transactions contemplated thereby and approved the Merger.

     The Merger will become effective following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware. In anticipation of the closing of the Merger, the Company has terminated all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all Common Stock registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 26th day of October 2004.

AT&T Wireless Services, Inc.

By:	/s/ John D. Zeglis
Name:	John D. Zeglis
Title:	Chairman, President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ John D. Zeglis John D. Zeglis	Chairman of the Board and Chief Executive Officer and President (Principal Executive Officer)

/s/ Joseph McCabe, Jr. Joseph McCabe, Jr.	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Walter Y. Elisha* Walter Y. Elisha	Director

/s/ Donald V. Fites* Donald V. Fites	Director

/s/ Ralph S. Larsen* Ralph S. Larsen	Director

/s/ John W. Madigan* John W. Madigan	Director

Signature	Title
/s/ Nobuharu Ono* Nobuharu Ono	Director

Koichi Nishimura	Director

/s/ A. Barry Rand* A. Barry Rand	Director

/s/ Carolyn M. Ticknor* Carolyn M. Ticknor	Director

*	By	/s/ John D. Zeglis

John D. Zeglis Attorney-in-Fact

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